Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Fortress Biotech, Inc. (formerly Coronado Biosciences, Inc.) on Form S-3 to be filed on or about July 6, 2018 of our report dated March 15, 2016, on our audit of the consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2015, which report was included in the Annual Report on Form 10-K filed March 16, 2018. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

July 6, 2018